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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                                (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           ATP Oil & Gas Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  00208J10-8
                              ------------------
                                (CUSIP Number)


                               February 9, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 00208J10-8                13G                       Page 2 of 6 pages

-------------------------------------------------------------------------------
1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (Entities Only)
      GERALD W. SCHLIEF
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)  [ ]
      (b)  [ ]
-------------------------------------------------------------------------------
3.  SEC Use Only

-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
      UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
                         5. Sole Voting Power
                            3,494,433
                         ------------------------------------------------------
 Number of Shares        6. Shared Voting Power
 Beneficially Owned at
 December 31, 2001  by   ------------------------------------------------------
 Each Reporting Person   7. Sole Dispositive Power
 With:                      3,494,433
                         -------------------------------------------------------
                         8. Shared Dispositive Power

-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
      3,494,433
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)
      17.20%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
      IN
-------------------------------------------------------------------------------
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CUSIP No. 00208J10-8                 13G                      Page 3 of 6 pages

                                 SCHEDULE 13G

     This Schedule 13G is filed on behalf of Gerald W. Schlief.

ITEM 1(A).  Name of Issuer:

            ATP OIL & GAS CORPORATION

ITEM 1(B).  Address of Issuer's Principal Executive Offices:

            4600 POST OAK PLACE
            SUITE 200
            HOUSTON, TEXAS 77027

ITEM 2(A).  Name of Person Filing:

            GERALD W. SCHLIEF

ITEM 2(B).  Address of Principal Business Office or, if none, Residence:

            ATP OIL & GAS CORPORATION
            4600 POST OAK PLACE
            SUITE 200
            HOUSTON, TEXAS 77027

ITEM 2(C).  Citizenship:

            UNITED STATES OF AMERICA

ITEM 2(D).  Title of Class of Securities:

            COMMON STOCK, PAR VALUE $.001 PER SHARE

ITEM 2(E).  CUSIP Number:

            00208J10-8

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15
                    U.S.C. 78o);
            (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c);
            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c);
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CUSIP No. 00208J10-8                13G                       Page 4 of 6 pages

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)  [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)  [ ] A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         (a) Amount beneficially owned: 3,494,433

         (b) Percent of class: 17.20%

         (c) Number of shares as to which the person has:
             (i)   Sole power to vote or to direct the vote:  3,494,433
             (ii)  Shared power to vote or to direct the vote:
             (iii) Sole power to dispose or to direct the disposition of:
                   3,494,433
             (iv)  Shared power to dispose or to direct the disposition of:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.
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CUSIP No. 00208J10-8              13G                         Page 5 of 6 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         Not applicable.
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CUSIP No. 00208J10-8                  13G                     Page 6 of 6 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 10, 2002
                                           ---------------------------
                                           (Date)



                                           By:  /s/ Gerald W. Schlief
                                           ---------------------------
                                                  Gerald W. Schlief